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                                                                    Exhibit 99.1

Adele Ambrose                 LaRae Marsik
AT&T Corporate                AT&T Broadband & Internet Services
908-221-6900/office           303-267-5277/office
888-602-5420/pager            888-788-1282/pager

Eileen Connolly
AT&T Corporate
908-221-6731/office
888-602-5417/pager

FOR RELEASE: TUESDAY, MARCH 9, 1999
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                         AT&T AND TCI COMPLETE MERGER

     NEW YORK -- AT&T and Tele-Communications Inc. (TCI) today announced they have completed their merger, announced last June, ahead of schedule. TCI, with nearly 11 million customers and approximately 18 million homes passed, is one of the leading cable television companies in the country.

     The merger gives AT&T -- for the first time -- a direct "broadband" connection to millions of customers' homes on lines that the company now owns and operates. By weaving TCI's powerful, broadband cable network with AT&T's Worldwide Intelligent Network, the company plans to deliver integrated telephony, entertainment and high-speed Internet access services and a host of new communications capabilities to customers.

     The deal was finalized today with the filing of a certificate of merger with the office of the Delaware Secretary of State in Dover, Del.

     "The closing of the TCI merger is a huge step forward in the transformation of AT&T to an, `any-distance' company," said C. Michael Armstrong, chairman and CEO of AT&T. "This acquisition, along with the joint ventures being formed with five TCI affiliates and Time Warner, will ensure our leadership in a new generation of advanced communications, information and video services."

     TCI becomes AT&T's newest business unit, AT&T Broadband & Internet Services, and will be responsible for the company's cable ventures as well as its ownership interest in the At Home Corporation. The unit will continue to be headquartered in the Denver area.

     Leo J. Hindery, Jr., who had been president of TCI, today assumes his new role as CEO of AT&T Broadband & Internet Services. Hindery, who joined TCI in 1997 after founding and managing InterMedia Partners, will report directly to Armstrong.

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     AT&T said the merger will help increase its revenues and enhance its ability to increase shareowner value, as the company begins to offer any-distance, wire-line communications services. The company said it anticipates being able to offer the services to approximately two-thirds of U.S. households over the next four to five years.

     TCI was created as a company in 1968 by combining a small cable company and a local common carrier microwave company. The first cable system built by TCI founder Bob Magness served only 700 customers in Memphis, Texas. When TCI's stock went public in 1970, it was among the 10 leading cable companies in the nation.

     John C. Malone, chairman of Liberty Media Group and former chairman and CEO of TCI, is expected to be elected to the AT&T board of directors at AT&T's regular March Board meeting.

     Malone, who joined TCI in 1973, said: "Once again TCI finds itself in a position to accelerate further development and transformation of our industry. Together these two companies will not only satisfy customers' growing appetite for advanced communications services, but they will develop a new suite of services that goes beyond anything most of us have ever imagined."

     Speaking of the TCI employees, Malone said: "I am truly proud of the extraordinary people who have brought TCI so far. Their energy, enthusiasm and commitment are outstanding. I am sure that through their continued hard work, they will deliver on the dreams of this new generation of broadband services."

     Armstrong reinforced AT&T's commitment to serve TCI customers with the high standards of quality, reliability and customer service that AT&T customers expect. Over the coming months, the cable and new telephony services will be offered under the AT&T brand.

     AT&T also pledged to continue devoting substantial resources to research and development of innovative products and services in cable and broadband communications. Armstrong said AT&T Labs researchers, pioneers in cable technology since the 1980s, have developed a suite of broadband services. Some of those two-way digital entertainment, telephone and Internet services are currently being tested in Fremont, Calif.

     The company reiterated that by the end of this year, it plans to pilot telephone service over broadband cable in 10 U.S. cities.

     All necessary approvals for the merger have been obtained from the U.S. Department of Justice, the Federal Communications Commission, state and municipal regulators and TCI and AT&T shareowners. The boards of the two companies approved the merger when it was proposed in June, 1998.

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     The merger will be accomplished through a tax-free exchange of stock to holders of TCI shares, who will receive 0.7757 of a share of AT&T common stock for each share of TCI Group Series A common stock and 0.8533 of a share of AT&T common stock for each share of TCI Group Series B stock.

     AT&T will issue about 439 million shares for TCI shares, of which 339 million will be newly issued shares and 100 million reflect the successful completion of share repurchase programs. A $3 billion program was conducted in the third-quarter of 1998 and a $4 billion program was conducted in February and March. Following the merger, there will be approximately 2.098 billion AT&T shares outstanding.

     Also as part of the merger agreement, AT&T is also acquiring a significant stake in the At Home Corporation.

     For full year 1998, TCI Group had revenues of approximately $6 billion. The company has 32,000 employees and approximately 191,600 shareowners.

     AT&T had 1998 revenues of $53.223 billion and assets, as of December 31, 1998, of $59.550 billion. The premier voice and data communications company, headquartered here, has about 3.2 million shareowners and about 107,800 employees.

     Separately, TCI combined Liberty Media Group, its programming arm, and TCI Ventures Group, its technology investment unit, to form the new Liberty Media Group. In connection with the closing, the shareowners of the new Liberty Media Group will be issued separate tracking stock by AT&T in exchange for the shares held in Liberty Media Group and TCI Ventures Group. Although Liberty Media will be a 100 percent-owned-subsidiary of AT&T, it will be accounted for as an equity investment. Under the tracking stock arrangement, all of Liberty Media's earnings or losses will be excluded from the earnings available to the AT&T common shareowner, and it will be primarily managed and governed by a separate operating board.